Exhibit 4.21

EXCHANGE AGENT AGREEMENT

This EXCHANGE AGENT AGREEMENT, dated as of March 24, 2016 (the “Effective Date”), is by and between Skyline Medical Inc., a Delaware corporation (the “Company”), and Corporate Stock Transfer, Inc. (“Agent”). Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Registration Statement (as defined below).

WHEREAS, the Company proposes to offer (the “Exchange Offer”) to all holders (“Warrant holders”) of the Company’s issued and outstanding Series A Warrants (the “Series A Warrants”) to exchange for each Series A Warrant tendered during the Exchange Offer 10.2 Series B Warrants (the “Series B Warrants”);

WHEREAS, each of the Company and Agent desire that Agent act as the exchange agent in connection with the Exchange Offer, and as contemplated by Offer Letter (“Offer Letter”) filed as Exhibit (a)(1)(A) to the Schedule TO (“Schedule TO”) to be filed by the Company in connection with the Exchange Offer, with respect to the exchange of Series A Warrants for Series B Warrants; and

WHEREAS, the Exchange Offer shall be commenced by the Company on or about March 24, 2016 (the “Effective Time”) and shall expire at 5:00 p.m., Eastern time, on April 21, 2016 or on such subsequent date or time to which the Company may extend such Exchange Offer (each, an “Expiration Date”). The Letter of Transmittal accompanying the Schedule TO is to be used by the holders of the Series A Warrants to accept the Exchange Offer and Schedule TO contains instructions with respect to the delivery of Series B Warrants for Series A Warrants tendered in connection therewith.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Appointment. Company hereby designates Agent as exchange agent for the purpose of:

a.	Exchanging, after the Effective Time, either (i) original certificates representing the Series A Warrants (“Certificates”) or (ii) Series A Warrants delivered by book-entry transfer (“Book-Entry Warrants) pursuant to the procedures set forth in the Offer Letter under the caption “Procedure for Participation in the Exchange Offer,” in each case held by the Warrant holder immediately prior to the Effective Time (assuming the actual and timely receipt by the Agent of such Warrant holder’s Surrender Documentation (as defined below)), for the Series B Warrants to which such Warrant holder is entitled in respect of each Series A Warrant represented by such Certificate(s) or Book-Entry Warrant(s), in accordance with and pursuant to the terms and conditions of the Exchange Offer;

b.	The Company expressly reserves the right to amend the Exchange Offer or to delay acceptance of the Series A Warrants, or to terminate the Exchange Offer, and not to accept for exchange any Series A Warrants not already accepted for exchange, if in the Company’s sole judgment, any of the conditions of the Exchange Offer specified in the Offer Letter under the caption “Procedure for Participation in the Exchange Offer – Conditions to the Exchange Offer” shall not have been satisfied. The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to Agent as promptly as practicable; and

c.	Agent hereby agrees to serve as the exchange agent, upon the terms and conditions set forth herein, and Agent represents and warrants that is has the appropriate skill and experience to perform the services hereunder and agrees to perform such services with due care and in a professional manner.

2.	Surrender Documentation; Delivery of Series B Warrants.

a.	Agent shall accept from each Warrant holder (i) either (A) such Warrant holder’s Certificates or duly executed lost Certificate affidavit in form acceptable to the Company and Agent or (B) a receipt of an “agent’s message” (or other such evidence, if any, of transfer as the Agent may reasonably request) in the case of Book-Entry Warrants, (ii) a properly completed and duly executed Letter of Transmittal in substantially the form attached hereto as Exhibit B, and (iii) a properly completed Form W-9 in the form attached to the Letter of Transmittal or, in the case of a non-U.S. Warrant holder, Form W-8 (and all required attachments) (items (i) through (iii) are collectively referred to as the “Surrender Documentation”).

b.	Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify Agent of its acceptance, promptly after the Expiration Date, of all related Series A Warrants properly tendered along with properly completed and duly executed Surrender Documentation and Agent, on behalf of the Company, will exchange such Series A Warrants for Series B Warrants and cause such Series A Warrants to be cancelled.

c.	Delivery of Series B Warrants or evidence of book-entry transfer of such Series B Warrants, as applicable, to the address set forth on each applicable Warrant holder’s completed Letter of Transmittal or such alternate address as is properly submitted in accordance with the terms thereof will be made on behalf of the Company by Agent for Series A Warrants tendered promptly after notice of acceptance of said Series A Warrants by the Company; provided, however, that in all cases, Series A Warrants tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by Agent of confirmation of a properly completed and duly executed Surrender Documentation (or manually signed facsimile thereof) with any required signature guarantees and, if applicable, any other documents required by the Company or by the terms of the Exchange Offer.

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d.	Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Registration Statement and the Letter of Transmittal, Series A Warrants tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

3.	Notification and Processing. The Agent is hereby authorized and directed by the Company, and hereby agrees to:

a.	Promptly after the Effective Time, but in no event later than two calendar days after the Effective Time, to mail by first class mail, postage prepaid to each Warrant holder a copy of the Letter of Transmittal and related attachments for effecting the surrender of such Warrant holder’s Certificate(s) or Book-Entry Warrant(s) in exchange for the Series B Warrants to which it is entitled in respect of each Series A Warrant represented by such Certificate(s) or Book-Entry Warrant(s);

b.	Receive and examine all Surrender Documentation submitted for exchange for proper completion and execution in accordance with the terms hereof and the terms of the Letter of Transmittal; if more than one person is the record holder of any Certificate, the applicable Surrender Documentation must be signed by each record holder;

c.	Respond to telephone, email, facsimile or mail requests for information relating to the exchange of Series A Warrants in connection with the Exchange Offer;

d.	Retain provisionally those exchange documents evidencing some deficiency in execution or other irregularity and make reasonable attempts to inform the applicable Warrant holder of any such deficiency and take such reasonable measure as appropriate to assist such Warrant holder in the curing of any deficiency;

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e.	Accept exchanges signed by persons acting in a fiduciary or representative capacity only if such capacity is show on the applicable Letter of Transmittal and proper evidence of their authority to so act has been submitted;

f.	Accept exchanges of Certificates other than in the name that appears on the Certificates submitted for exchange where (i) such Certificates are duly endorsed or accompanied by appropriately signed stock powers, (ii) the signature thereon is guaranteed by a participant in a recognized signature guarantee medallion program, (iii) any necessary stock transfer taxes are paid and proof of such payment is submitted or funds therefor are provided, or it is established that no such taxes are due and payable, and (iv) such Certificates are properly endorsed or otherwise in the proper form for transfer;

g.	Accept exchanges from person alleging loss, theft or destruction of their Certificate(s) upon receipt of a properly completed, duly executed and notarized lost Certificate affidavit in form acceptable to the Company and Agent;

h.	Cancel, as exchange agent, all Certificates or Book-Entry Warrants, accompanied by all other properly completed and duly executed Surrender Documentation, accepted for exchange pursuant to the terms hereof, and retain such canceled Certificates and evidence of cancelled Book-Entry Warrants pending further instructions from the Company;

i.	Not advise any person tendering Series A Warrants pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Series A Warrants or the common stock and not solicit any Warrant holder or beneficial owner for the purpose of causing such Warrant holder or beneficial owner to tender such Warrant holder’s or beneficial owner’s Series A Warrants;

j.	Prepare and file all appropriate tax information forms as required by applicable law covering any distributions made by the Agent to any Warrant holder during each calendar year, or any portion thereof, during which the Agent performs services hereunder;

k.	Deduct and withhold, in accordance with the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, or any applicable provisions of state, local or foreign tax law, the appropriate backup withholding tax from any payment to be made to any Warrant holder hereunder who has not provided the Agent with a properly completed and executed Form W-9 or Form W-8 (and all required attachments), as applicable, indicating that any such backup withholding is not required;

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l.	Maintain on a continuous basis a list of Warrant holders who have not exchanged their Series A Warrants hereunder, and provide the Company a weekly report of exchanges made during the prior week; and

m.	At the request of the Company, deliver to the Company any and all records, information and material relating to the exchange of Series A Warrants.

4.	Proper Form. Agent will examine the Surrender Documentation delivered or mailed to the Agent by the Warrant holders to ensure that (a) the Letters of Transmittal are properly completed and duly executed in accordance with the instructions therein, (b) the Certificates have been duly endorsed and are otherwise in proper form for surrender in accordance with the instructions in the Letter of Transmittal, and any applicable lost Certificate affidavit has been properly completely, duly executed, notarized and in proper form acceptable to the Company and Agent, in accordance with the instructions in the Letter of Transmittal, and (c) all other Surrender Documentation has been properly completed, executed and in proper form in accordance with the instruction in the Letter of Transmittal.

5.	Deficient Items. If any Letter of Transmittal has been improperly completed or executed or if the Certificates are not in proper form or if some other irregularity in connection with the Certificates exists and such irregularity is not expressly waived in writing by the Company, the Agent shall return to the surrendering Warrant holder (by either first class mail under a blanket surety bond or insurance protecting the Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery) any Certificates surrendered and the related Surrender Documentation to such Warrant holder’s address as set forth on the applicable Letter of Transmittal.

6.	Concerning the Agent. The Agent:

a.	Shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement, each of which are ministerial and not fiduciary in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Agent;

b.	May assume and rely on any certificate, instruction, request, instrument, opinion, notice, letter, facsimile transmission or other document delivered to it and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

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c.	Shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Agent’s (including its agents) default, breach of this Agreement, fraudulent acts, negligence or bad faith; and

d.	Shall not be responsible or liable for any failure or delay in the performance of Agent’s obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond Agent’s reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, or nuclear or natural catastrophes or acts of God.

7.	Indemnification.

a.	Agent shall only be liable for any loss or damage resulting, directly or indirectly, from any default, breach of this Agreement, fraudulent acts, negligence or bad faith.

b.	Company shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 7(a) above.

8.	Term; Termination. In the event Agent is in default or breach hereunder, the Company may terminate this Agreement upon written notice to Agent. In the event this Agreement is terminated pursuant to this Section 8, the Agent agrees to promptly transfer all documentation and securities to the replacement exchange agent designated by the Company according to the instructions of the Company, and shall concurrently provide an accounting of all exchanges of Series A Warrants previously processed by the Agent hereunder. Unless so terminated, this Agreement shall terminate with respect to the Exchange Offer 90 days following the Expiration Date of the Exchange Offer. Notwithstanding the foregoing, Sections 7 and 9 shall survive the termination of this Agreement.

9.	Confidentiality.

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a.	“Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, shareholder data (including any non-public information of such shareholder), proprietary information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

b.	All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls which are designed to protect (i) the security and confidentiality of Confidential Information; (ii) against any threats or hazards to the security and integrity of Confidential Information; and (iii) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, such party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 9.

c.	In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

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d.	As may be required by law and without limiting any party’s rights in respect of a breach of this Section 9, each party will promptly: (a) notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party; (b) furnish to the other party full details of the unauthorized possession, use or disclosure; and (c) use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

e.	Each party will bear costs it incurs as a result of compliance with this Section 9.

10.	Governing Law. The validity, interpretation, and performance of this Exchange Agent Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

THE COMPANY AND AGENT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SERIES A WARRANTS, THE SERIES B WARRANTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.	Priority of Agreements. Agent hereby acknowledges receipt of the Registration Statement and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Registration Statement and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to Agent’s duties, liabilities and indemnification as exchange agent.

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12.	Miscellaneous. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. This Agreement is not intended to be for the benefit of or to be enforceable by any third party; and no third party shall be entitled to claim that it is a third party beneficiary hereof. This Agreement may be amended or modified only by a written amendment executed by the parties hereto. This Agreement and the Registration Statement constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

AGENT:

Corporate Stock Transfer, Inc.

By: /s/ Shari Humpherys

Name: Shari Humpherys

Title: Operations Manager

COMPANY:

Skyline Medical Inc.

By: /s/ Bob Myers

Name: Bob Myers

Title: CFO

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EXHIBIT A

REGISTRATION STATEMENT

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EXHIBIT B

LETTER OF TRANSMITTAL

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